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                                                                    EXHIBIT 3.66

                          CERTIFICATE OF INCORPORATION

                                       OF

                      SILVER KING CAPITAL CORPORATION, INC.

          FIRST: The name of the corporation is:

                      SILVER KING CAPITAL CORPORATION, INC.

          SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The purposes for which the corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH: The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is One Dollar (01.00), amounting in the aggregate to One Thousand Dollars ($1,000.00). All such shares shall be of one class and shall be designated Common Stock.

          FIFTH: The name and mailing address of the sole incorporator is as follows:

                         Name                                  Address
                    R. Reid Haney                       101 E. Kennedy Blvd.
                                                        Suite 4100
                                                        Tampa, FL 33602

          SIXTH: The corporation is to have perpetual existence.

          SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

          EIGHTH: Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

          NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter
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prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         TENTH: No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

         I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certification, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 26th day of October, l993.

                                               /s/ R. Reid Haney
                                               ________________________________
                                                     R. REID HANEY

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